May 23, 2018
By Hand Delivery at DNB's Offices
Mr. Vincent Liuzzi
17 Honeysuckle Court
Glen Mills PA  19342

Re: Separation Agreement and General Release

Dear Vince:
This letter sets forth the proposal of DNB First, National Association ("the Bank") regarding your separation from employment with the Bank.  Upon your acceptance of the terms and conditions set forth in this Letter Agreement and General Release ("Letter Agreement"), the Bank agrees to provide you with the severance package set forth in this Letter Agreement on the conditions described herein.
The Bank desires to provide you with pay and benefits to assist in the transition resulting from termination of employment due to elimination of your position as Chief Banking Officer.  This Separation Agreement and General Release ("Letter Agreement") outlines the severance package being offered to you on the conditions described herein.
1. Last Day of Employment:  Your last day of employment with the Bank will be May 23, 2018 ("Separation Date").  You will be paid your regular salary through your Separation Date.  The payment will be made in accordance with the Bank's regular payroll practices, and the Bank will withhold from this payment all applicable federal, state and local taxes, and other designated or required withholdings.  The payment set forth in this paragraph is not conditioned upon your signing this Letter Agreement.
2. Vacation Days:  You have twelve (12) accrued and unused vacation days.  Payment for these days, in the gross amount of $10,458.24 (ten thousand four hundred fifty-eight dollars and twenty-four cents) will be made in your final paycheck.  The Bank will withhold from this payment all applicable federal, state and local taxes, and other designated or required withholdings.  The payment set forth in this paragraph is not conditioned upon your signing this Letter Agreement.

Mr. Vincent Liuzzi
May 23, 2018

3. Health Benefits:  Your Medical, Dental and Vision benefits will remain in effect through May 31, 2018.  Thereafter, you will be entitled to participate in the Bank's insurance programs under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), relating to the continuation of your health benefits.  Your COBRA benefits, should you choose to elect them, begin on June 1, 2018.  You will receive further information under separate cover.  Nothing in this Letter Agreement shall constitute a guarantee of COBRA continuation coverage or benefits.  You shall be solely responsible for all obligations in electing COBRA continuation coverage and taking all steps necessary to qualify for such coverage.
4. Restricted Stock:  For purposes of your restricted stock, the Bank will deem your termination as a termination other than for "cause" pursuant to certain Award Agreements.  As a result, you will be fully vested in 1,800 shares of common stock of DNB Financial Corporation awarded to you in 2014, 2,000 shares of common stock of DNB Financial Corporation awarded to you in 2015, 2,400 shares of such common stock awarded to you in 2016, and 900 shares of such common stock awarded to you in 2017, for a total of 7,100 shares.  Those shares, net of shares withheld to cover the Bank's tax withholding obligations with respect to the 7,100 shares, will be delivered to you as soon as practicable following the Separation Date.  This accelerated vesting and delivery of shares is not conditioned upon your signing this Letter Agreement.  For the avoidance of doubt, your rights and obligations with respect to these shares shall continue to be governed by the terms of the Award Agreements pursuant to which they were granted.
5. 401(k) Plan:  Your participation in the Bank's 401(k) plan will terminate as of your Last Day (and your final contributions, if any, will be deducted from your final salary payment).  Accordingly, no employee or employer contributions shall be made to such plan from any payments made under paragraphs 4 or 8 of this Letter Agreement.
6. Business-Related Expenses:  The Bank will reimburse you for normal business-related expenses that you incurred during your employment with the Bank in accordance with the Bank's policies concerning such reimbursement.
7. Unemployment Compensation:  The Bank will not contest your application for unemployment compensation benefits during your period of employment, provided you are truthful in your application.  The Unemployment Compensation Board, not the Bank, will determine your eligibility for such benefits as well as the amount of such benefits.
8. Enhanced Separation Package:  Provided you timely sign, return and do not revoke this Letter Agreement, the Bank will provide you with the following:
(a) The Bank will deem your termination as a termination other than for "cause."  You will be paid $433,519.35 (the "Change of Control Payment"), which represents the "Base Severance," as such term is defined in that certain Change of Control Agreement by and among you, the Bank, and DNB Financial Corporation ("DNBFC") dated July 23, 2014 (the "Change of Control Agreement").  The Bank will deduct from this payment all applicable federal, state and local taxes and other designated or required withholdings.  This payment will be forwarded to you on the first payroll no later than 15 days after receipt by the Bank of your executed copy of this Letter Agreement, provided that you have not revoked acceptance of the Letter Agreement in accordance with paragraph 14(a).

Mr. Vincent Liuzzi
May 23, 2018
(b) If you choose to elect COBRA to continue your health insurance benefits, the Bank will continue to pay the Bank's regular share of premium for your COBRA continuation coverage through and including the earlier of (i) May 31, 2019; or (ii) the date you become covered for medical/health benefits on any terms with a new employer, provided you timely contribute your portion of premium. As provided in Section 3(f)II of the Change of Control Agreement, Thereafter, continuation coverage will be at your own expense. (For avoidance of doubt, this is the health insurance benefits set forth in Section 3(f)II of the Change of Control Agreement.)   Nothing in this Letter Agreement shall constitute a guarantee of COBRA continuation coverage or benefits.  You shall be solely responsible for all obligations in electing COBRA continuation coverage and taking all steps necessary to qualify for such coverage.  This benefit will commence after receipt of the Bank of your executed copy of this Letter Agreement, provided that you have not revoked your acceptance of this Letter Agreement in accordance with paragraph 14(a).
(c) In addition to the payments and benefits provided pursuant to the Change of Control Agreement, the Bank will provide you outplacement services for a period of six months.
9. General Release:
(a) In consideration for the above, and all of the terms of this Letter Agreement, you, Vincent Liuzzi, for yourself, your agents, successors, heirs and assigns (hereinafter the "Releasors"), do hereby release, remise and forever discharge the Bank (DNB First, National Association), DNB Financial Corporation, (DNB Financial Corporation), their subsidiaries, affiliates, related entities, predecessors, successors, assigns, and each of their current and former agents, servants, shareholders, employees, officers, directors, executives, members, trustees, representatives, attorneys, investors and insurers and each of their heirs, successors, executors and administrators and all persons acting by, through, under and/or in concert with any of them (hereinafter the "Releasees") of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys' fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which Releasors have had, now have, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, from the beginning of the world to the effective date of this Letter Agreement, including those relating to or arising out of your employment or affiliation with the Bank, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation.
(b) By the general release set forth in this paragraph 9, you acknowledge that you are giving up all claims relating to or arising out of your employment or affiliation with the Bank, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation, including but not limited to, claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, tortious interference with contract or business relationships, intentional or negligent inflection of emotional distress, any and all other torts, and claims for attorney's fees, as well as the following statutory claims described below.

Mr. Vincent Liuzzi
May 23, 2018
(c) You further acknowledge that various local, state and federal laws prohibit discrimination based on age, gender, sexual orientation, race, color, national origin, religion, disability, and handicap or veterans status.  These include Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, and the Civil Rights Act of 1991 (relating to gender, national origin, religion, race and certain other kinds of job discrimination); the Pregnancy Discrimination Act; the Age Discrimination in Employment Act and the Older Workers' Benefit Protection Act (relating to age discrimination in employment), the Rehabilitation Act of 1973 and the Americans with Disabilities Act (relating to disability discrimination in employment), and the Pennsylvania Human Relations Act and Philadelphia Fair Practices Ordinance (prohibiting all of the above forms of employment discrimination).
You also understand and acknowledge that there are various federal and state laws governing benefit issues, wage and hour issues, and other employment issues, including, but not limited to, the Employee Retirement Income Security Act (excluding claims for vested benefits), the Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Pennsylvania Wage Payment and Collection Law, wage and hour laws, whistleblower laws and other laws.  You acknowledge that you are giving up any claims you may have under any of these statutes and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to employment relationships.  You also understand and acknowledge that you are giving up any and all claims for benefits including, but not limited to, life insurance, accidental death & disability insurance, sick leave or other employer provided plan or program; claims for distributions of income or profit; claims for reimbursement; claims for wages; claims for vacation or other leave time; claims relating to retirement, pension and/or profit sharing plans (excluding claims for vested benefits or vested rights to stock options or restricted stock awards); claims for group health insurance coverage (excluding claims for COBRA continuation coverage); or any other claims.  You understand and acknowledge that this general release applies to all such employment-related claims that you now have or may have had to the effective date of this Letter Agreement.
(d) You further agree that neither you, nor anyone on your behalf shall or may seek, or be entitled to recover reasonable attorneys' fees and costs pursuant to any of the aforementioned federal, state or municipal statutes, or any other such laws.  You understand and acknowledge that the general release set forth in this paragraph applies to all claims and causes of action, including but not limited to, employment-related claims, which you now have or may have had to the date of this Letter Agreement.

Mr. Vincent Liuzzi
May 23, 2018
(e) This release does not apply to claims that cannot be released by this Letter Agreement, including claims for worker's compensation, unemployment benefits claims, or vested retirement benefits, nor does it waive or release any rights or claims that you may have under the ADEA which arise after the date you sign this Letter Agreement.  This release does not prevent you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other federal, state or local government agency or commission ("Government Agency"), although this release does waive your right to any monetary or other relief of any nature whatsoever in connection with any such charge, investigation or proceeding, to the extent permitted by law.  Notwithstanding any other provision in this paragraph 9, you waive any right you may have to bring, or participate in, any collective action or class action against the Bank in your capacity as an employee or former employee of the Bank.  You further understand that this Letter Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank and/or DNBFC.  This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
(f) You represent that you:  (i) have not filed any civil actions, lawsuits, complaints, charges or claims for relief or benefits against or involving the Bank, DNB Financial Corporation with any local, state or federal court, regulatory body, or administrative agency, that are currently outstanding, other than a claim for unemployment compensation benefits; (ii) have not transferred or assigned any claim described by the general release in this paragraph 9; (iii) have received all leave (paid or unpaid), compensation, wages, overtime if applicable, vacation pay, expense reimbursements, and/or benefits to which you may be entitled and that no other amounts and/or benefits are due; and (iv) have not complained of and are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by or against the Bank, DNBFC.
10. Confidentiality; Non-Disparagement:
(a) The existence, terms and conditions of this Letter Agreement shall be kept confidential by you, except that you may disclose the terms and conditions of this Letter Agreement to your spouse, attorney(s) and accountant(s), provided that they also keep this Letter Agreement and its terms and conditions confidential.  The terms of this paragraph are a material condition to this Letter Agreement.
(b) You agree to hold in strict confidence and not to use for your benefit or the benefit of any other individual or entity any of the Bank, DNBFC, business secrets, confidential information, or other knowledge or data relating to the Bank, DNBFC which you obtained during or as a result of your employment, including, without limitation, information relating to such matters as systems, processes, contracts, finances, operations, strategies, costs, profit margins, identities of customers, customer needs and requirements, marketing plans, programs or initiatives, compliance matters, software, procedures, and plans for expansion or consolidation (the "Confidential Information").  You also reaffirm and ratify any existing obligations relating to confidentiality or intellectual property in any separate agreement or policy of the Bank or DNBFC.  The restrictions set forth in this paragraph will not apply to information which is in the public domain, unless you are responsible, directly or indirectly, for such information entering the public domain without the Bank's or DNBFC's consent.

Mr. Vincent Liuzzi
May 23, 2018
(c) You agree not to make any disparaging comments regarding your employment with the Bank or any of the Releasees.  You further agree not to disrupt the Bank's business in any manner.
(d) Nothing in this Letter Agreement shall be interpreted or applied to prohibit the making of any good faith report to the Bank's or DNBFC's auditors or any regulator, Governmental Agency or other governmental entity, participating in an investigation by such entity, or disclosure in compliance with a lawful subpoena.
11. Return of Bank Property:  You represent and warrant that you have returned to the Bank all Bank-owned property in your possession, custody or control, including, but not limited to, keys, access cards, credit cards, cell phones, documents, computer equipment and electronically stored information in your possession (regardless of whether or not such information is Confidential Information).
12. Cooperation:  You agree to reasonably cooperate with the Bank to assist in the transition of your duties during the period through June 20, 2018.  Such cooperation will involve responding to reasonable telephone or email inquiries from me and/or any other individual as identified by management.
13. Employment Inquiries:  You agree to direct any inquiries from prospective employers or reference requests to the attention of:  Linda Devine, Senior Vice President, Director of Human Resources of the Bank.  I will confirm your job title, dates of employment and salary (if requested by you).
14. Acknowledgements:
(a) You acknowledge that:
(i) you are releasing all of your claims, including those under the Age Discrimination in Employment Act, knowingly and voluntarily and without duress, coercion or undue influence of any kind, in exchange for consideration of value to which you are not otherwise entitled;
(ii) you have been advised by this Letter Agreement to consult with an attorney prior to signing this Letter Agreement to explain the terms of this Letter Agreement including, without limitation, the terms relating to your release of claims arising under the Age Discrimination in Employment Act;
(iii) you have been given at least twenty-one (21) days to consider the terms of this Letter Agreement and consult with your attorney; and

Mr. Vincent Liuzzi
May 23, 2018
(iv) for a period of seven (7) days following your acceptance and signing hereof, you have the option to revoke your acceptance of this Letter Agreement by a signed writing to the Bank and received by Linda M. Devine, Senior Vice President, Director of Human Resources, DNB First, N.A., 4 Brandywine Avenue Downingtown PA 19335, before the revocation period expires.  The revocation period starts the day after you sign this Letter Agreement.  This Letter Agreement shall not become effective or enforceable until the revocation period has expired.  If you revoke this Letter Agreement, then you will not be entitled to any of the payments, benefits, or other consideration offered by the Bank in exchange for this Letter Agreement.
(b) If you do not return an executed copy of this Letter Agreement to the Bank by no later than the close of business on June 13, 2018, this Letter Agreement and the obligations of the Bank herein shall become null and void.
(c) You acknowledge that the amounts and benefits set forth in paragraph 7 constitute an enhanced severance package, and you acknowledge that you are receiving payments and benefits to which you are not otherwise entitled.  The payments and other benefits set forth in paragraph 8 are in lieu of any additional compensation and you acknowledge that you will not receive, and are not entitled to receive, any additional payments, salaries, bonuses, overtime, incentive payments, commissions, discretionary payments or other amounts.
(d)  You further acknowledge and agree that you are not entitled to seek or receive (i) any payments or compensation pursuant to the Restricted Stock Award Agreements other than the payments referenced in paragraph 4 above; or (ii) any payments, compensation or benefits pursuant to the Change of Control Agreement other than the Change of Control payment and COBRA benefits referenced in paragraph 8 above. You specifically acknowledge and agree that (i) upon receiving the payment referenced in paragraph 4, the Restricted Stock Award Agreements shall be null and void; and (ii) upon receiving the Change of Control payment, the Change of Control Agreement shall be null and void.
15. Additional Terms of Letter Agreement:
(a) No Admission:  This Letter Agreement is not, and shall not be construed to be, an admission of liability, culpability or any other legal conclusion.
(b) Governing Law:  This Letter Agreement shall be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania.
(c) Entire Agreement:  This Letter Agreement, the Restricted Stock Award Agreements (referenced in paragraph 4) and the Change of Control Agreement (referenced in paragraph 8), constitute the entire understanding between the parties regarding your separation from employment with the Bank and supersede any prior written or oral agreements regarding such employment.  You acknowledge that there are no representations by the Bank, oral or written, which are not set forth in this Letter Agreement upon which you relied in signing this Letter Agreement.  This Letter Agreement cannot be modified or amended except by written agreement signed by both of you and the President of the Bank.

Mr. Vincent Liuzzi
May 23, 2018
(d) Waiver:  The failure of you or the Bank to insist upon strict compliance with any provision of this Letter Agreement will not be deemed a waiver of such provision or of any other provision in this Letter Agreement.  Likewise, your breach of any provision of this Letter Agreement will not entitle you to renew any claim you may have against the Bank, its employees or its agents, which is waived and released by this Letter Agreement.
(e) Assignment:  This Letter Agreement may be assigned by the Bank and shall inure to the benefit of, and may be enforced by the Bank, its successors and their respective assigns.  You hereby consent to any assignment of the Letter Agreement by the Bank.  This Letter Agreement is personal to you and may not be assigned by you.
Your signature below indicates your acceptance of this Letter Agreement and shall cause this Letter Agreement to be binding upon you, your heirs, representatives and assigns.  Your signature shall also signify that you have read and understand the Letter Agreement, and have reviewed it with an attorney or have elected not to do so.
We wish you success in the future.
Sincerely,
/s/ Linda M. Devine
Linda M. Devine
Senior Vice President
Director of Human Resources

Accepted and Agreed to on this
6th day of June, 2018,
and intending to be legally bound.

By:  /s/ Vincent Liuzzi
  Vincent Liuzzi